Exhibit 12

            COMPUTATION OF RATIO OF (LOSSES) INCOME TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

                                                                   Year Ended December 31,
                                                  ----------------------------------------------------------
                                                     2000         1999        1998        1997        1996
                                                  ---------    ---------   ---------   ---------   ---------
(Loss) income before from continuing operations
   before income taxes and preferred dividends    $(756,100)   $ 360,339   $ 236,829   $ 211,068   $ 161,024

Add fixed charges:
  Interest expense                                  628,839      465,256     373,581     325,467     286,486
  One-third of rent expense                           4,125        2,995       2,778       2,059       1,842
                                                  ---------    ---------   ---------   ---------   ---------
Total fixed charges                                 632,964      468,251     376,359     327,526     288,328
                                                  ---------    ---------   ---------   ---------   ---------
Net (loss) income as adjusted                     $(123,136)   $ 828,590   $ 613,188   $ 538,594   $ 449,352
                                                  ---------    ---------   ---------   ---------   ---------
Ratio of (loss) income to fixed charges               (0.19)        1.77        1.63        1.64        1.56
                                                  =========    =========   =========   =========   =========
Preferred stock dividends on a pre-tax basis      $   6,325    $   6,325   $   6,325   $   6,676   $
Total fixed charges and preferred
  stock dividends                                 $ 639,289    $ 474,576   $ 382,684   $ 334,202   $ 288,328
                                                  ---------    ---------   ---------   ---------   ---------
Ratio of (loss) income to fixed charges and
  preferred stock dividends                           (0.19)        1.75        1.60        1.61        1.56
                                                  =========    =========   =========   =========   =========